EXHIBIT 12.1

                              U.S. INDUSTRIES, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (In millions, except ratios)

                                                                                                    Three Months Ended
                                                        Year Ended September 30,                        December 31,
                                    -----------------------------------------------------------   ------------------------
                                        1996        1995        1994        1993         1992        1996         1995
                                        ----        ----        ----        ----         ----        ----         ----
EARNINGS:
  Income (loss) from
   continuing operations
   before income taxes
   and fixed charges.................   $173       $ (19)       $ 78         $ 57       $ 55          36           22
                                        ====       =====        ====         ====       ====          ==           ==

  Fixed charges:
   Interest expense..................     60         101          94           95         89          12           20
   Interest component
    of rent..........................      8           7           7            7          6           2            2
                                           -           -           -            -          -           -            -
   Fixed charges.....................     68         108         101          102         95          14           22
                                          ==         ===         ===          ===         ==          ==           ==

  Earnings, as defined...............    241          89         179          159        150          50           44
                                         ===          ==         ===          ===        ===          ==           ==

FIXED CHARGES........................     68         108         101          102         95          14           22
                                          ==         ===         ===          ===         ==          ==           ==

Ratio of earnings to
  fixed charges......................   3.5x         ---(1)     1.8x         1.6x       1.6x        3.6x         2.0x
                                        ====         ===        ====         ====       ====        ====         ====

--------
1 Earnings for fiscal 1995 were insufficient to cover fixed charges by $19 million. This deficiency resulted from goodwill impairment and other non-recurring charges of $113 million. Before taking into account such items, the ratio of earnings to fixed charges for fiscal 1995 would have been 1.9x.

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